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EXHIBIT 10.2

                               EMPLOYMENT CONTRACT

Environmental Technologies, Inc., (ENTECH) a Nevada Corporation, addressed at:
8513 Rochester Avenue, Rancho Cucamonga, CA 92730, and Steven D. Rosenthal ("Rosenthal"), an individual, of 1232 Tucson Ave. Norco, CA 92860, in consideration of the mutual promises made herein, agree as follows:

ARTICLE 1. TERM OF EMPLOYMENT

SPECIFIED PERIOD

Section 1.01. ENTECH employs Rosenthal and Rosenthal accepts employment with ENTECH for a period of three (3) years beginning on December 15, 2003 terminating on November 30, 2006.

AUTOMATIC RENEWAL

Section 1.02. This agreement shall be renewed automatically for two succeeding terms of Three (3) years, each unless either party gives notice to the other at least 180 days prior to the expiration of any term of his or its intention not to renew.

"EMPLOYMENT TERM" DEFINED

Section 1.03. "Employment term" refers to the entire period of employment of Rosenthal by ENTECH, whether for the periods provided above, or whether terminated earlier as hereinafter provided or extended by mutual agreement between ENTECH and Rosenthal

ARTICLE 2. DUTIES AND OBLIGATIONS OF ROSENTHAL

GENERAL DUTIES

Section 2.01. Rosenthal shall serve as the Chairman of the Board of Directors and Chief Executive Officer of ENTECH. In his capacity as Chief Executive Officer of ENTECH, Rosenthal shall do and perform all services, acts, or things necessary or advisable, consistent with the normal duties of the chief executive officer of a company to manage and conduct the business of ENTECH, including the hiring and firing of any and all employees of ENTECH, subject at all times to the reasonable and prudent policies set by ENTECH Board of Directors, and to the consent of the Board when required by the terms of this contract.


In addition, throughout the employment term:

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MATTERS REQUIRING CONSENT OF BOARD OF DIRECTORS

Section 2.02. Rosenthal shall not, without specific approval of ENTECH Board of Directors, do or contract to do any of the following:

(1) Borrow on behalf of ENTECH more than set forth in the fiscal budget approved by the Board of Directors of ENTECH.

(2) Purchase capital equipment for amounts in excess of the amounts budgeted for expenditure by the Board of Directors of ENTECH.

(3) Sell any capital asset of ENTECH.

(4) Commit ENTECH to the expenditure of funds for the development and sale of new products or services more than set forth in the fiscal budget approved by the Board of Directors of ENTECH.

DEVOTION TO ENTECH'S BUSINESS

Section 2.03. (a) Rosenthal shall devote his entire productive time, ability, and attention to the business of ENTECH during the term of this contract.

(b) Rosenthal shall not engage in any other business duties or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written notice to ENTECH Board of Directors. The expenditure of reasonable amounts of time for outside activities, e.g., educational, charitable, professional or political activities shall not be deemed a breach of this agreement if those activities do not materially interfere with the services required under this agreement and shall not require the prior written notice to ENTECH Board of Directors.

(c) This agreement shall not prohibit Rosenthal from making passive personal investments or conducting private business affairs if those activities do not materially interfere with the services required under this agreement. However, Rosenthal shall not directly or indirectly acquire, hold, or retain any interest in any business competing with or similar in nature to the business of ENTECH.

COMPETITIVE ACTIVITIES

Section 2.04. (a) During the term of this contract, Rosenthal shall not, directly or indirectly, either as an employee, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of ENTECH.

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(b) Rosenthal, subject to receiving compensation as set forth at Paragraph
8.0,5. in the event of termination, agrees that during the term of this contract and for a period of Three (3) years after termination of this agreement, Rosenthal shall not directly or indirectly solicit, hire, recruit, or encourage any other employee of ENTECH to leave ENTECH.

UNIQUENESS OF ROSENTHAL'S SERVICES

Section 2.05. Rosenthal represents and agrees that the services to be performed under the terms of this contract are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Rosenthal, therefore, expressly agrees that ENTECH, in addition to any other rights or remedies that ENTECH may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this contract by Rosenthal.

INDEMNIFICATION FOR NEGLIGENCE OR MISCONDUCT

Section 2.06. Rosenthal shall indemnify and hold ENTECH harmless from all liability for loss, damage, or injury to persons or property resulting from the negligence or misconduct of Rosenthal from acts not in the normal course and/or scope of his duties and activities as an Officer and/or Director of ENTECH.

TRADE SECRETS

Section 2.07. (a) The parties acknowledge and agree that during the term of this agreement and in the course of the discharge of his duties hereunder, Rosenthal shall have access to and become acquainted with financial, personnel, sales, scientific, technical and other information regarding formulas, patterns, compilations, programs, devices, methods, techniques, operations, plans and processes that are owned by ENTECH, actually or potentially used in the operation of ENTECH's business, or obtained from third parties under an agreement of confidentiality, and that such information constitutes ENTECH's "trade secrets."

(b) Rosenthal specifically agrees that he shall not misuse, misappropriate, or disclose in writing, orally or by electronic means, any trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this agreement or at any other time thereafter, except as is required in the course of his employment.

(c) Rosenthal acknowledges and agrees that the sale or unauthorized use or disclosure in writing, orally or by electronic means, of any of ENTECH's trade secrets obtained by Rosenthal during the course of his employment under this

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agreement, including information concerning ENTECH's actual or potential work, services, or products, the facts that any such work, services, or products are planned, under consideration, or in production, as well as any descriptions thereof, constitute unfair competition. Accordingly, Rosenthal promises and agrees, while ENTECH or their assigns are not otherwise in breach of this agreement, not to engage in any such unfair competition with ENTECH, either during the term of this agreement or at any other time thereafter.

SERVICES AS CONSULTANT

Section 2.08. Following Rosenthal's retirement, and if the employment term has not been terminated for cause, Rosenthal shall make his advice and counsel available to ENTECH for such a period as either may desire. The parties agree that this advice and counsel shall not entail full time service and shall be consistent with Rosenthal's retirement status.

USE OF ROSENTHAL'S NAME

Section 2.09, (a) ENTECH shall have the right to use the name of Rosenthal as part of the trade name or trademark of ENTECH if it should be deemed advisable to do so, Provided that neither ENTECH is not in breach of any covenant of this agreement. Any trade name or trademark, of which the name of Rosenthal is a part, that is adopted by ENTECH during the employment of Rosenthal may be used thereafter by ENTECH for as long as ENTECH deems advisable.

(b) Rosenthal shall not, during the term of this agreement, use or permit the use of his name in the trade name or trademark of any other enterprise if that other enterprise is engaged in a business similar in any respect to that conducted by ENTECH, unless that trade name or trademark clearly indicates that the other enterprise is a separate entity entirely distinct from and not to be confused with ENTECH and unless that trade name or trademark excludes any words or symbols stating or suggesting prior or current affiliation or connection by that other enterprise with ENTECH.

ARTICLE 3. OBLIGATIONS OF ENTECH

GENERAL DESCRIPTION

Section 3.01. ENTECH shall provide Rosenthal with the compensation, incentives, benefits, and business expense reimbursement specified elsewhere in this agreement. In addition, ENTECH shall require only those items consistent with normal duties of the job.

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OFFICE AND STAFF

Section 3.02. ENTECH shall provide Rosenthal with appropriate office space, furniture, fixtures, and administrative support suitable to Rosenthal's position and adequate for the performance of his duties.

INDEMNIFICATION OF LOSSES OF ROSENTHAL

Section 3.03. ENTECH shall indemnify Rosenthal for all necessary expenditures or losses incurred by Rosenthal in direct consequence of the discharge of his duties on ENTECH's behalf.

ARTICLE 4. OBLIGATIONS OF ENTECH

ISSUANCE OF SHARES OF ENTECH

Section 4.01. Concurrent with the execution of this agreement and as part of the inducement to enter into this agreement ENTECH shall have issued One Million (1,000,000) additional shares of its stock to Rosenthal. To the extent that such issuance of shares by ENTECH or transfer can be affected without recognition of income or other tax to Rosenthal the parties agree to execute such other and further documents as will affect such non-recognition.

Section 4.02. Concurrent with the beginning of the second year of this contract and subsequently with each annual renewal of employment, ENTECH shall issue two hundred and fifty thousand (250,000) additional share of its stock to Rosenthal. The shares shall be subject to registration rights and be free trading with no restrictions.

ARTICLE 5. COMPENSATION OF ROSENTHAL

ANNUAL SALARY

Section 5.01. (a) As initial compensation for the services to be performed hereunder, ENTECH shall pay Rosenthal a salary at the rate of Three Hundred Thousand and Sixty Thousand ($360,000.00) per annum, payable not less than twice monthly during the employment term.

(b) Rosenthal shall receive such annual increases in salary as may be determined by ENTECH Board of Directors in its reasonable discretion on an annual basis commensurate with Rosenthal's performance and/or attainment of ENTECH business objectives and any cost of living increases. In no event, shall any such increase be less than the percentage salary increases received by other persons similarly employed by ENTECH (including the members of its board, its employees, or the employees of its subsidiaries).

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DEFERRED COMPENSATION

Section 5.02. If Rosenthal remains in the employ of ENTECH until age 60 or on earlier retirement on mutual written consent of both Rosenthal and ENTECH, ENTECH agrees to pay to Rosenthal additional compensation, commencing with his first full month of retirement, at the annual rate of 80 percent (80%) of the annual salary which he is receiving at age 59 payable in equal monthly installments on the last day of each month during Rosenthal's entire lifetime.

QUALIFIED PENSION PROGRAMS

Section 5.03. Rosenthal shall participate ratably in any qualified pension or profit sharing programs of ENTECH or its successors.

DISABILITY

Section 5.04. If Rosenthal for any reason whatsoever becomes disabled so that he is unable to perform the duties prescribed herein, ENTECH agrees to pay Rosenthal one hundred percent (100%) of Rosenthal's annual salary reduced by the benefits of any disability insurance policy, payable in the same manner as provided for the payment of salary herein to the extent not covered by disability insurance payments set forth in Section 7.06, for the remainder of the employment term provided for herein.

ARTICLE 6. ROSENTHAL INCENTIVES

INCENTIVE PAYMENT BASED ON PERFORMANCE

Section 6.01. (a) For each fiscal year, ENTECH agrees to pay Rosenthal, within Ninety days (90) days after the end of ENTECH's fiscal year, an annual incentive payment based on the profits of ENTECH as determined by the board of directors.

(b) If the employment term is terminated by ENTECH for cause, Rosenthal shall not be entitled to any portion of the annual profit-sharing payment for the fiscal year in which that termination occurs. However, if this contract should expire or be terminated for reasons other than cause, Rosenthal shall be entitled to a percentage of the annual profit-sharing payment equal to the percentage of the fiscal year worked.

(c) In no event shall the payment of such a profit-sharing payment be less than any profit sharing payment, performance incentive, or similar incentive, ratably determined, paid to other persons similarly employed by ENTECH (including the members of its board, its employees, or the employees of its subsidiaries).

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STOCK OPTION

Section 6.02. (a) Rosenthal shall be given the option to participate in any stock option plan offered by ENTECH during the term of this employment and thereafter to the extent allowed by the Plan or applicable law.

(b) In no event shall the benefit of such a stock option be less than any stock option or similar incentive, ratably determined, as to other persons similarly employed by ENTECH (including the members of its board, its employees, or the employees of its subsidiaries).


ARTICLE 7. ROSENTHAL BENEFITS

ANNUAL VACATION

Section 7.01. Rosenthal shall be entitled to Five (5) weeks vacation time each year with full pay. If Rosenthal is unable for any reason to take the total amount of authorized vacation time during any year, he may accrue that time and add it to vacation time for any following year or may receive a cash payment in an amount equal to the amount of annual salary attributable to that period or will not earn vacation time in any subsequent year until the earned vacation time is used.

ILLNESS

Section 7.02. Rosenthal shall be entitled to ten days (14) per year as sick leave with full pay.

USE OF AUTOMOBILE

Section 7.03. (a) ENTECH shall provide Rosenthal with a monthly vehicle allowance of One Thousand Three Hundred Dollars ($1,300.00).

(b) ENTECH shall pay all expenses of the automobile including, but not limited to: maintenance, registration, fuel, repairs and insurance deductibles.

(c) ENTECH shall procure and maintain an automobile liability insurance policy on the automobile, with coverage including Rosenthal, Rosenthal's spouse and those of his children who qualify as Rosenthal's dependents under Section 152 of the Internal Revenue Code in the minimum amounts of One Million Dollars ($1,000,000.00) for any single occurrence.

(d) If Rosenthal is prohibited by order of any court from holding or using a driver's license, Rosenthal will no longer be entitled to this benefit.

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MEDICAL INSURANCE COVERAGE/PAYMENT OF MEDICAL PREMIUMS

Section 7.04. (a) ENTECH agrees to provide Rosenthal with or to include Rosenthal in full-coverage medical, major medical, hospital, dental, and eye care insurance. ENTECH further agrees to reimburse Rosenthal for all medical and dental expenses incurred by Rosenthal, his spouse, and those of his children who qualify as his dependents under Section 152 of the Internal Revenue Code of 1986 excepting co-payments or deductibles under such policies,

(b) in no event shall the benefits under such policies of insurance be less than any less than the coverage afforded to those employed by ENTECH (including the members of its board, its employees, or the employees of its subsidiaries).

LIFE INSURANCE

Section 7.05. (a) Within One Hundred and Eighty (180) days after the execution of this agreement ENTECH agrees to obtain a life insurance policy on the life of Rosenthal in the face amount of One Million Dollars ($1,000,000.00). ENTECH further agrees to make that insurance policy payable to the beneficiary or beneficiaries designated by Rosenthal. ENTECH agrees to pay all premiums on the policy during the term of employment provided herein.

(b) Rosenthal agrees to submit to any physical examination that may be required for the purpose of ENTECH's obtaining life insurance on the life of Rosenthal for the benefit of Rosenthal; provided, however, that ENTECH shall bear the entire cost of that examination.

DISABILITY INSURANCE

Section 7.06. To the extent that ENTECH (including the members of its board, its employees, or the employees of its subsidiaries) provide Disability Insurance to any of their employees or directors, similarly employed, ENTECH agrees to obtain a policy of disability insurance for the benefit of Rosenthal in such an amount as will compensate Rosenthal as provided in this agreement in full in the event of his partial or full disability.

ARTICLE 8. BUSINESS EXPENSES

PAYMENT OF EXPENSES

Section 8.01. (a) It is understood and agreed by the parties that the services required by ENTECH will require Rosenthal to incur entertainment expenses on behalf of ENTECH. ENTECH hereby agree to and shall make available to, and/or reimburse Rosenthal for, such amounts as are reasonably incurred in connection with the business of ENTECH, as the case may be.

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(b) Rosenthal shall, however, furnish to ENTECH adequate records and other documentary evidence required by federal and state statutes and regulations for the substantiation of each such expenditure as an income tax deduction.

Section 8.02. (a) ENTECH, as the case may be, shall promptly reimburse Rosenthal for all other reasonable business expenses incurred by Rosenthal in connection with the business of ENTECH. (b) Each such expenditure shall be reimbursable only if it is of a nature qualifying it as a proper deduction on the federal and state income tax return of ENTECH.

(c) Each such expenditure shall be reimbursable only if Rosenthal furnishes to ENTECH adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction.

ARTICLE 9. TERMINATION OF EMPLOYMENT

TERMINATION FOR CAUSE

Section 9.01. (a) ENTECH may terminate this agreement only if Rosenthal willfully breaches or habitually neglects the duties which he is required to perform under the terms of this agreement; or incurably commits the act set for in Section (d) hereof which would prevent the effective performance of his duties.

(b) The Board of Directors of ENTECH by a unanimous vote only may, at its option, terminate this agreement for the reasons stated in this Section by giving written notice of termination to Rosenthal without prejudice to any other remedy to which ENTECH may be entitled either at law, in equity, or under this agreement.

(c) The notice of termination required by this section shall specify the ground for the termination and shall be supported by a statement of all relevant facts in justification for the termination.

(d) Termination under this section shall be considered "for cause" for the purposes of this agreement.

1. Permanent Disability;

2. The customers, suppliers or financial institutions with which ENTECH has agreements refuse to accept such Shareholder's continued involvement in the operation of the ENTECH's business;

3. Habitual on the job drunkenness;

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4. Conviction of a crime involving defalcation, dishonesty or theft.

5. Commingling of the ENTECH's assets with his own assets;

6. Acquisition of an interest adverse to that of the ENTECH;

7. Mismanagement of the assets of the ENTECH;

8. Taking of unauthorized compensation or perquisites;

9. Failure to act as directed by the Board of Directors of ENTECH unless reasonable cause exists therefore;

10. Misappropriation or misuse of assets, trade secrets, proprietary customer, supplier or process information of the ENTECH; or

11. Failure to obey a court order regarding ENTECH and/or its business affairs.

(e) In the event that the Board of Directors of ENTECH desires to terminate Rosenthal for cause and the breach is curable, Rosenthal shall be given written notice of the intention of ENTECH to terminate Rosenthal's employment under this agreement and Rosenthal shall be given a ninety day (90) period of time to cure the breach as reasonably required, in which latter case, no termination for cause shall occur.

TERMINATION WITHOUT CAUSE

Section 9.02. (a) This agreement shall be terminated upon the death of Rosenthal.

(b) The Board of Directors of ENTECH reserves the right to terminate this agreement not less than twelve months (12) after Rosenthal suffers any physical or mental disability that would prevent the performance of his essential job duties under this agreement, unless reasonable accommodation can be made to allow Rosenthal to continue working. Such a termination shall be effected by giving Thirty days (30) written notice of termination to Rosenthal Termination pursuant to this provision shall not prejudice Rosenthal's rights to continued compensation pursuant to Section 5.03 or 9.0.5. of this agreement.

(c) Termination under this section shall not be considered for cause" for the purposes of this agreement.

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EFFECT OF MERGER, TRANSFER OF ASSETS, OR DISSOLUTION

Section 9.03. (a) This agreement shall not be terminated by any merger, consolidation, reorganization, voluntary or involuntary dissolution of ENTECH in which ENTECH is not the consolidated or surviving corporation, or a transfer of all, or substantially all, of the assets of ENTECH.

(b) In the event of any such merger or consolidation or transfer of assets, ENTECH's rights, benefits, and obligations hereunder shall be assigned to the surviving or resulting corporation or the transferee of ENTECH's assets. The obligations of ENTECH shall become the obligations of the surviving or resulting corporation. The surviving entity shall assume the obligation to perform under the terms of this contract. Any remaining renewal periods will be activated upon such merger or consolidation.

(c) To that extent, ENTECH or the surviving company agrees to assume and guarantee the obligations under this agreement in total

PAYMENT ON TERMINATION

Section 9.04. Notwithstanding any provision of this agreement, if ENTECH terminates this agreement, it shall pay Rosenthal an amount equal to his annual salary at the then current rate of compensation beginning upon the effective date of termination. ENTECH further agrees, for three (3) years following any such termination, to reimburse Rosenthal for all medical and dental expenses incurred by Rosenthal, his spouse, and those of his children.

TERMINATION BY ROSENTHAL

Section 9.05. (a) Rosenthal may terminate his employment under this agreement for cause, without affecting the obligations of ENTECH to pay termination benefits by giving ENTECH at least three (3) months notice in advance.

(b) Termination under this section shall be considered "for cause" for the purposes of this agreement.

1. Bankruptcy of ENTECH;

2. The appointment of a receiver or assignment for the benefit of creditors of ENTECH;

3. Request by ENTECH Rosenthal reasonably deems to be illegal or unethical;

4. Conviction of ENTECH of any misdemeanor which involves dishonesty or moral turpitude or conviction of a felony;

5. Commingling of the ENTECH assets with other assets;

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6. The making of conflicting or unreasonable demands on Rosenthal;

7. Mismanagement of the assets of the ENTECH;

8. Professional or personal differences with the Board of Directors of ENTECH.


ARTICLE 10. GENERAL PROVISIONS

NOTICES

Section 10.01. Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this agreement, but each party may change that address by written notice in accordance with this section. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of the date of mailing.

MEDIATION

Section 10.02. Any controversy between ENTECH and Rosenthal involving the construction or application of any of the terms, provisions, or conditions of this agreement shall on the written request of either party served on the other, first be submitted to mediation by a neutral third party upon whom the parties shall promptly agree. In the event that the parties are unable to agree or resolve the controversy or dispute through mediation, the parties agree to submit the matter directly to the Court.

ATTORNEYS' FEES AND COSTS

Section 10.03. If any legal action is instituted to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled, provided that such party first submitted the issue or controversy to mediation or made written demand therefore and the other party or parties refuses or fails to submit to mediation within thirty (30) days after such notice. In determining who is the prevailing party for purposes of this agreement the Court or arbitrator may, in addition to legal principals, consider any written offer of compromise made and rejected by a party, during mediation.

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ENTIRE AGREEMENT

Section 10.04. This agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Rosenthal by ENTECH and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party to this agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding on either party.

MODIFICATIONS

Section 10.05. Any modification of this agreement will be effective only if it is in writing and signed by the party to be charged.

EFFECT OF WAIVER

Section 10.06. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

PARTIAL INVALIDITY

Section 10.07. If any provision in this agreement is held by a court or arbitrator of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

LAW GOVERNING AGREEMENT

Section 10.08. This agreement shall be governed by and construed in accordance with the laws of the State of California.

SUMS DUE ROSENTHAL'S ESTATE

Section 10.09. If Rosenthal dies prior to the expiration of the term of his employment, any sums that may be due him from ENTECH under this agreement as of the date of death shall be paid to Rosenthal's executors, administrators, heirs, personal representatives, successors, and assigns.

EXECUTION PAGE FOLLOWS

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Executed on December 15, 2003 at Rancho Cucamonga, California.

By: /s/ signature unreadable
    ----------------------------
Environmental Technologies, Inc.

By: /s/ Steven D. Rosenthal
    ----------------------------
Steven D. Rosenthal